SECRETARY  [SEAL]                                         ARTICLES OF CORRECTION
  OF STATE                                                       RCW 23B.01.240

                                                               FILING FEE $30.00



Pursuant to RCW 23B.01.240 of the Washington Business Corporation Act, the undersigned corporation hereby submits Articles of Correction for the purpose of correcting a document filed in the Corporations Division of the Office of the Secretary of State.

1.   The name of the corporation is:  Avista Corporation (formerly known as
                                      ------------------------------------------
                                      The Washington Water Power Company)


2.   The document to be corrected is
                                     -------------------------------------------
     (EXAMPLE:  Articles of Incorporation; Articles of Amendment; Application
                for Certificate of Authority, etc.)

  (A copy of the document to be corrected (showing the Secretary of State file stamp) may be attached instead of completion of item 2.)

3.   The document was filed on:  November 30,    19 98
                                -------------       -----------------------

4. The document was incorrect in the following manner: (specify the incorrect statement or manner of defective execution and the reason for it).

   (EXAMPLE: Article 3 incorrectly lists number of shares as 660-typing error)

  Article Third (2)(a) lists number of shares as 1,540,086 - calculation error

5. The corrected statement or corrected execution of the document is as follows:

                  1,540,430 shares



Date:  October 28  , 1999               /s/ T. L. Syms
      -------------    --               ----------------------------------------
                                        (Signature of Person Authorized to Sign)


                                        T. L. Syms
                                        Vice President and Corporate Secretary
                                        ----------------------------------------
                                                 (Type or Print Name and Title)



                    SEE REVERSE SIDE FOR GENERAL INSTRUCTIONS

SSF 138 (R 2/94)

                              ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                       THE WASHINGTON WATER POWER COMPANY



         Articles of Amendment to the Restated Articles of Incorporation of The Washington Water Power Company are herein executed by said corporation pursuant to Section 23B.06.020 of the Washington business corporation act as follows:

         FIRST:     The name of the corporation is The Washington Water Power
Company (the "Corporation").

         SECOND:    The following amendment to the Restated Articles of
Incorporation of the Corporation, establishing and designating a series of shares and fixing and determining certain of the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Corporation at a meeting held on August 14, 1998 and by the Board Governance Committee of the Board of Directors at a meeting held on October 20, 1998.
No approval or consent of shareholders was required.

         THIRD:     The Restated Articles of Incorporation are hereby amended by the addition of a paragraph (2) to be inserted at the end of subdivision (o) of Article THIRD, which shall be and read as follows:

    (2) SERIES L.   There is hereby established a twelfth series of the
Preferred Stock of the Corporation which shall have, in addition to the general terms and characteristics of all of the authorized shares of Preferred Stock of the Corporation, the following distinctive terms and characteristics:

    (a) The twelfth series of Preferred Stock of the Corporation shall consist of 1,540,086 shares and be designated as "$12.40 Preferred Stock, Convertible Series L".

    (b) Said twelfth series shall have a dividend rate of $12.40 per share per annum; provided, however, that the amount of the dividend per share payable on December 15, 1998 shall be $3.10.

    (c) The shares of said twelfth series shall not, by their terms, be redeemable.

    (d) The amount payable upon the shares of said twelfth series in the event of dissolution, liquidation or winding up of the Corporation shall be $182.8125 per share plus an amount equivalent to accumulated and unpaid dividends thereon, if any, to the date of such dissolution, liquidation or winding up.

    (e) There shall be no sinking fund for the redemption or purchase of shares of said twelfth series.

    (f)(i)(A) Each share of said twelfth series shall be mandatorily converted on November 1, 2001 (the "Mandatory Conversion Date") into (1) a number of shares of Common Stock determined by reference to the Common Equivalent Rate (as hereinafter defined) then in effect plus (2) the right to receive an amount, in cash, equivalent to the accumulated and unpaid dividends on such share of said twelfth series, if any, to but excluding the Mandatory Conversion Date.

    (B) Each share of said twelfth series shall be convertible, at the option of the Company, at any time on or after December 15, 1998 and prior to the Mandatory Conversion Date, into (1) a number of shares of Common Stock equal to the Optional Conversion Price then in effect, (2) the right to receive an amount, in cash, equivalent to the accumulated and unpaid dividends on the share of said twelfth series to be converted to but excluding the date fixed for conversion plus (3) the right to receive the Optional Conversion Premium; it being understood that the Company may not so convert less than all shares of said twelfth series.

    (C) Each share of said twelfth series shall be mandatorily converted, at the time of effectiveness of any Extraordinary Transaction, into, or into the right to receive, as the case may be, securities and other property (including cash) of the same character and in the same respective amounts as the holder of such share would have received if such share had been converted pursuant to clause (B) above immediately prior to such time of effectiveness.

       (ii)(A) The "Common Equivalent Rate" shall be initially ten shares of Common Stock for each share of said twelfth series; provided, however, that the Common Equivalent Rate shall be subject to adjustment from time to time as provided below. All adjustments to the Common Equivalent Rate shall be calculated to the nearest 1/100th of a share of Common Stock. Such rate, as adjusted and in effect at any time, is herein called the "Common Equivalent Rate."

    (B) If the Corporation shall do any of the following (each, an "Adjustment Event"):

             (1) pay a dividend or make a distribution with respect to Common Stock in shares of Common Stock,

             (2) subdivide, reclassify or split its outstanding shares of Common Stock into a greater number of shares,

             (3) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, or

             (4) issue by reclassification of its shares of Common Stock any shares of Common Stock other than in an Extraordinary Transaction (as hereinafter defined),

then the Common Equivalent Rate in effect immediately prior to such Adjustment Event shall be adjusted so that on the Mandatory Conversion Date each share of said twelfth series shall be converted into the number of shares of Common Stock that the holder of such share would have owned or been entitled to receive after the happening of the Adjustment Event had such share been mandatorily converted immediately prior to the record date, if any, for such Adjustment Event or, if there is no record date, immediately prior to the effectiveness of such Adjustment Event. In case the Adjustment Event is a dividend or distribution, the adjustment to the Common Equivalent Rate shall become effective as of the close of business on the record date for determination of shareholders entitled to receive such dividend or distribution and any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (C) and (D) below; and, in case the Adjustment Event is a subdivision, split, combination or reclassification, the adjustment to the Common Equivalent Rate shall become effective immediately after the effective date of such subdivision, split, combination or reclassification. Such adjustment shall be made successively.

    In the event that Rights are separated from the outstanding shares of the Common Stock in accordance with the provisions of the Rights Agreement such that holders of shares of said twelfth series would not be entitled to receive any

Rights in respect of the shares of Common Stock issuable upon conversion of the shares of said twelfth series, the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect on the Distribution Date (as defined in the Rights Agreement) by a fraction (1) the numerator of which shall be the Current Market Price per share of the outstanding shares of Common Stock on the Trading Date next preceding the Distribution Date and (2) the denominator of which shall be such Current Market Price less the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive, final and binding on the Corporation and all shareholders of the Corporation) as of such Distribution Date of the portion of the Rights allocable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the Distribution Date and will remain in effect unless and until (A) the Company (i) amends the Rights Agreement to provide that upon conversion of the shares of said twelfth series the holders thereof will receive, in addition to the shares of Common Stock issuable upon such conversion, the Rights which would have attached to such shares of Common Stock if the Rights had not become separated from the Common Stock pursuant to the Rights Agreement and (ii) converts the Preferred Stock into shares of Common Stock with such Rights or (B) the Rights expire, terminate or are redeemed, in which case appropriate adjustments, if any, shall be made to the Common Equivalent Rate consistent with the provisions of this subparagraph (f)(i). Notwithstanding the foregoing, in the event the aforesaid fair market value of the portion of the Rights allocable to one share of Common Stock is equal to or greater than the Current Market Price per share of Common Stock on the Trading Date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of said twelfth series shall have the right to receive upon conversion the number of shares of Common Stock such holder would have received had the shares of said twelfth series been mandatorily converted immediately prior to the Distribution Date.

    (C) If the Corporation shall, after the date of the initial issuance of shares of said twelfth series, issue rights or warrants to all holders of the Common Stock entitling them for a period not exceeding 45 days from the date of such issuance to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock (as hereinafter defined), on the record date for the determination of shareholders entitled to receive such rights or warrants, then in each case the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction (1) the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants and (2) the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment shall become effective as of the close of business on the record date for the determination of shareholders entitled to exercise such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Common Equivalent Rate shall be readjusted to the Common Equivalent Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustment shall be made successively.

    (D) If the Corporation shall pay a dividend or make any other distribution to all holders of its Common Stock of evidences of its indebtedness or other assets (including shares of capital stock of the Corporation (other than Common Stock) but excluding any distributions and dividends referred to in clause (B) above or any cash dividends), or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (C) above), then, in each such case, the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect on the record date for the determination of shareholders entitled to receive such dividend or distribution mentioned below by a fraction (1) the numerator of which shall be the Current Market Price of the Common Stock on such record date and (2) the denominator of which shall be such Current Market Price per share of Common Stock less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive, as final and binding upon the Corporation and all shareholders of the Corporation) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, allocable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of the shareholders entitled to receive such dividend or distribution. Notwithstanding the foregoing, in the event the portion of the assets or other evidences of indebtedness so distributed allocable to one share of Common Stock has a value equal to or greater than the Current Market Price per share of Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of said twelfth series shall have the right to receive upon conversion assets or other evidences of indebtedness having a value in the amount such holder would have received had the shares of said twelfth series been mandatorily converted immediately prior to the record date for such dividend or distribution.

    (E) If the Corporation shall pay a dividend or make any other distribution to all holders of its Common Stock exclusively in cash (excluding any quarterly cash dividend on Common Stock in any quarter to the extent it does not exceed $.16 per share (as adjusted to reflect subdivisions or combinations of Common Stock)) the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect on the record date for the determination of the shareholders entitled to receive such dividend or distribution by a fraction
(1) the numerator of which shall be such Current Market Price per share of the Common Stock on such record date and (2) the denominator of which shall be such Current Market Price less the amount of cash so distributed (and not excluded as provided above) allocable to one share of Common Stock. Such adjustment shall become effective immediately prior to the opening of business on the business day next following record date. Notwithstanding the foregoing, in the event the portion of the cash so distributed allocable to one share of Common Stock is equal to or greater than the Current Market Price per share of Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of said twelfth series shall have the right to receive upon conversion the amount of cash such holder would have received had the shares of said twelfth series been mandatorily converted immediately prior to the record date for such dividend or distribution. If an adjustment is required to be made pursuant to this clause (E) as a result of a distribution that is a quarterly dividend, such adjustment shall be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded as provided above; and an adjustment is required to be made pursuant to this clause (E) as a result of a distribution that is not a quarterly dividend, such adjustment shall be based upon the full amount of the distribution.

    (F) Anything herein to the contrary notwithstanding, the Corporation may, at its option, make such upward adjustment in the Common Equivalent Rate, in addition to the adjustments specified above, as the Corporation in its sole discretion may determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its shareholders shall not be taxable. Any such adjustment shall be made effective as of such date as the Board of Directors of the Corporation shall determine. The determination of the Board of Directors of the Corporation as to whether or not such an adjustment to the Common Equivalent Rate should be made and, if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all shareholders of the Corporation.

    (G) As used herein, the "Current Market Price" of a share of Common Stock on any date shall be, except as otherwise specifically provided, the average of the daily Closing Prices (as hereinafter defined) for the five consecutive Trading Dates (as hereinafter defined) ending on and including the date of determination of the Current Market Price; provided, however, that if the Closing Price of the Common Stock on the Trading Date next following such five-day period (the "next-day closing price") is less than 95% of such average Closing Price, then the Current Market Price per share of Common Stock on such date of determination will be the next-day Closing Price; and provided, further, that with respect to any conversion or antidilution adjustment, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first date of the applicable determination period and ending on the applicable conversion date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

    (H) In any case in which an adjustment as a result of any event is required to become effective as of the close of business on the record date for such event and the Mandatory Conversion Date occurs after such record date but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event (but shall be under no obligation to do so): (1) issuing to the holder of any converted shares of said twelfth series the additional shares of Common Stock issuable upon such conversion as a result of such adjustment and (2) paying to such holder any amount in cash in lieu of a fractional share of Common Stock as hereinafter provided.

    (iii) Whenever the Common Equivalent Rate is adjusted as herein provided, the Corporation shall:

    (A) forthwith compute the adjusted Common Equivalent Rate in accordance herewith and prepare a certificate signed by the President, any Vice President or the Treasurer of the Corporation setting forth the adjusted Common Equivalent Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent or agents for the shares of said twelfth series and for the Common Stock; and

    (B) mail a notice stating that the Common Equivalent Rate has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate to the holders of record of the outstanding shares of said twelfth series at or prior to the time the Corporation mails an interim statement to its shareholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

    (iv) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of said twelfth series. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of said twelfth series, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock determined as of the second Trading Date immediately preceding (i) the day on which the Company gives notice of an option conversion,
(ii) in the event of an Extraordinary Transaction, the effective date of such transaction or (iii) in the event of a mandatory conversion, the Mandatory Conversion Date. If more than one share of any holder shall be converted at the same time, the number of full shares of Common Stock into which such shares shall be converted shall be computed on the basis of the aggregate number of shares so converted.

    (v) Definitions. As used with respect to the shares of said twelfth series:

    (A) the term "business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of Washington or the State of New York are authorized or obligated by law or executive order to remain closed or are closed because of a banking moratorium or otherwise;

    (B) the term "Closing Price" on any day shall mean the reported last sale price on such day, or, in case no such sale takes place on such day, the average of the reported last bid and asked prices on such day, in either case as reported on the Consolidated Tape maintained by the Consolidated Tape Association, or, if the Common Stock is not listed or admitted to trading on any securities exchange which participates in the Consolidated Tape Association, the average of the reported last bid and asked prices regular way (with any relevant due bills attached) of the Common Stock on the over-the-counter market on the day in question as reported by the National Association of Securities Dealers Automated Quotation System, or a similar generally accepted reporting service, or if no information of such character shall be available, as determined in good faith by the Board of Directors on the basis of such relevant factors as the Board of Directors in good faith considers appropriate, (such determination to be conclusive, final and binding upon the Corporation and all shareholders of the Corporation);

    (C) the term "Extraordinary Transaction" shall mean a merger or consolidation of the Corporation, a share exchange, division or conversion of the Corporation's capital stock or an amendment of the Restated Articles of Incorporation of the Corporation that results in the conversion or exchange of Common Stock into, or the right of the holders thereof to receive, in lieu of or in addition to their shares of Common Stock, other securities or other property (whether of the Corporation or any other entity);

    (D) the term "Notice Date" with respect to any notice given by the Corporation in connection with a conversion of any of the Shares of said twelfth series shall be the date of the commencement of the mailing of such notice to the holders of such shares as specified herein;

    (E) the term "Optional Conversion Premium" shall mean, in respect of each share of said twelfth series converted at the option of the Company, an amount, in cash, initially equal to $20.90, declining by $.02111 for each day following December 15, 1998 to and including the optional conversion date (computed on the basis of a 360-day year consisting of twelve 30-day months) and equal to $0 on and after September 15, 2001; provided, however, that in lieu of delivering such amount in cash, the Company may, at its option, deliver a number of shares of Common Stock equal to the quotient of such amount divided by the Current Market Price on the second Trading Date immediately preceding (1) the date on which the Company gives notice of such conversion or (2) in the event of an Extraordinary Transaction, the effective date of such transaction;

    (F) the term "Optional Conversion Price" shall mean, in respect of each share of said twelfth series converted at the option of the Company, a number of shares of Common Stock equal to the lesser of (1) the amount of $24.00 divided by the Current Market Price as of the second Trading Date immediately preceding (a) the date on which the Company gives notice of such conversion or (b) in the event of an Extraordinary Transaction, the effective date of such transaction, multiplied by ten and (2) the number of shares of Common Stock determined by reference to the Common Equivalent Rate;

    (G) the term "Rights Agreement" shall mean the Rights Agreement, dated as of February 16, 1990, between the Company and The Bank of New York, successor Rights Agent, as amended; and the term "Rights" shall mean the "Preferred Share Purchase Rights" established under the Rights Agreement; and

    (H) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

    (vi)(A) Unless otherwise required by applicable law, notice of any conversion shall be sent to the holders of the shares of said twelfth series to be converted at the addresses shown on the books of the Corporation by mailing a copy of such notice not less than fifteen (15) days nor more than sixty (60) days prior to the conversion date. Each such notice shall state
(1) the conversion date, (2) the total number of shares of said twelfth series to be converted (being the total number of shares outstanding), (3) the conversion price, (4) the place or places where certificates for such shares are to be surrendered in exchange for certificates and/or cash representing the conversion price and (5) that dividends on the shares to be converted will cease to accrue on such conversion date. Notwithstanding the foregoing, the failure so to mail any such notice of mandatory conversion or any defect therein or in the mailing thereof shall not prevent the occurrence of such conversion or impair the validity thereof.

    (B) The shares of said twelfth series shall, on the date fixed for conversion, be deemed to have been converted; from and after such conversion date dividends shall cease to accrue on such shares; and all rights of the holders of such shares (except only rights as holders of securities into which such shares shall have been converted and the right to receive certificates representing such securities and the right to receive an amount equal to dividends accrued on such shares to the date fixed for such conversion) shall terminate.

    (vii) Upon the surrender by a holder of converted shares of said twelfth series of certificates representing such shares in accordance with the notice of conversion on or after the conversion date, the Corporation shall deliver to or upon the order of such holder:

    (A) certificates representing whole units of the securities into which such shares of said twelfth series have been converted, such certificates to be registered in such name or names, and to be issued in such denominations, as such holder shall have specified;

    (B) an amount, in cash, in lieu of fractional shares, as hereinbefore provided;

    (C) an amount, in cash, equivalent to accumulated and unpaid dividends on such shares of Series A Preferred Stock to the conversion date;

    (D) an amount, in cash, securities or other property, representing any other consideration to be delivered upon such conversion; and

    (E) a certificate representing any shares of said twelfth series which had been represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

    (viii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities on the conversion of shares of said twelfth series; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock or other securities in a name other than that of the registered holder of the shares converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.


Dated:   November 30, 1998         THE WASHINGTON WATER POWER COMPANY


                                   By  /s/ Jon E. Eliassen
                                      -----------------------------------------
                                      JON E. ELIASSEN, Senior Vice President
                                      and Chief Financial Officer


                                   By  /s/ Terry L. Syms
                                      -----------------------------------------
                                      TERRY L. SYMS, Vice President and
                                      Corporate Secretary